Exhibit 99.1

Abpro Announces Oral Presentation of First Preclinical Data for ABP-102/CT-P72, a Tetravalent Bispecific HER2 x CD3 T-Cell Engager, at AACR Annual Meeting 2025

Abpro has a strategic partnership with Celltrion for worldwide development and commercialization of AB-102/CT-P72

WOBURN, Mass., March 25, 2025 – Abpro Holdings, Inc. (Nasdaq:ABP) ("Abpro"), a biotechnology company dedicated to advancing next-generation antibody therapies for severe and life-threatening diseases, today announced an oral presentation of preclinical data for ABP-102/CT-P72 at the American Association for Cancer Research® Annual Meeting 2025 (“AACR 2025”) in the New Drugs on the Horizon session. AACR 2025 is taking place April 25-30, at the McCormick Place Convention Center in Chicago.

Invited speaker presentation details

Title:	ABP-102/CT-P72: a novel HER2 x CD3 T cell engager with selective activity for HER2-overexpressing tumors and reduced activity on cells with normal HER2 expression levels
Session:	New Drugs on the Horizon: Part 1
Session Date:	Sunday, April 27, 2025
Session Time:	1:00 pm to 2:30 pm CDT
Presenter:	Adam J. Pelzek, Ph.D., Associate Director, Abpro
Abstract & Data:	Embargoed until time of presentation

About ABP-102/CT-P72

ABP-102/CT-P72 an investigational HER2 x CD3 bispecific T-cell engager designed using Abpro’s proprietary DiversImmune® platform to selectively target HER2-overexpressing tumor cells while reducing activity in HER2-low expressing normal tissues. Its tetravalent IgG1-[L]-scFv format enables bivalent HER2 binding with functionally monovalent CD3 engagement and is designed to optimize tumor selectivity and reduce cytokine-related toxicity. Abpro has an exclusive collaboration with Celltrion, a leading South Korean biotechnology company ranked among the world’s top 25 by market capitalization, to advance ABP-102/CT-P72 in development for the treatment of HER2+ breast, gastric, pancreatic, colorectal, and other cancers.

About Abpro

Abpro’s mission is to improve the lives of mankind facing severe and life-threatening diseases with next-generation antibody therapies. Abpro is advancing a pipeline of next-generation antibody therapies, for HER2+cancers, non-HER2+ gastric and liver cancer, and wet age-related macular degeneration and diabetic macular edema. These antibodies are developed using Abpro's proprietary DiversImmune® platform. Abpro is located in Woburn, Massachusetts. For more information, please visit www.abpro.co.

Abpro Contacts

Company: info@abpro.co

Investors: ir@abpro.co

Media: pr@abpro.co